COMPANY CONTACT:
                                         Checkpoint Systems, Inc.
                                         Craig Burns
                                         Executive Vice President,
                                         Chief Financial Officer and Treasurer
                                         (856) 848-1800
                                      INVESTOR RELATIONS CONTACTS:
                                         Christine Mohrmann, Jim Olecki
                                         Financial Dynamics
                                         (212) 850-5600




          Checkpoint Systems, Inc. Announces First Quarter 2006 Results

Thorofare, New Jersey, May 2, 2006 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 26, 2006.

For the first quarter 2006, the Company reported net earnings of $2.5 million, or $0.06 per diluted share, compared to net earnings of $3.8 million or $0.10 per diluted share in the first quarter of 2005. Included in the net earnings for the first quarter 2006 is an after-tax gain of $1.3 million or $0.03 per diluted share related to the sale of the company's barcode systems business.

Earnings from continuing operations were $0.9 million, or $0.02 per diluted share, in the first quarter 2006, compared with earnings from continuing operations of $1.8 million, or $0.05 per diluted share, in the first quarter 2005. Included in earnings from continuing operations in the first quarter of 2006 is $1.0 million, or $0.02 per diluted share, of share-based compensation expense, an increase of $0.9 million over share-based compensation expense reported in the first quarter of 2005.

"We made good progress on our strategic initiatives during the quarter, including the transition of the barcode systems business to SATO, restructuring activities in Europe, new EAS label manufacturing processes, and the transfer of antennae assembly operations to low costs regions." said George Off, Chairman and Chief Executive Officer of Checkpoint. "All of these changes presented unique challenges, and will impact sales and gross profits in the first half of the year. We expect our results to improve as we move into the second half of the year and we are reaffirming our financial guidance for the full year 2006."

Revenue from continuing operations for the first quarter of 2006 was $142.2 million, compared to revenue of $156.4 million in the first quarter of last year. Foreign currency had a negative impact on revenue of $7.2 million, or 4.4%, in the first quarter 2006, as compared to the first quarter 2005.

Operating income was $0.1 million in the first quarter of 2006, compared to $2.6 million in the first quarter of 2005. Included in operating income in the first quarter of 2006 was $1.3 million of expenses related to share based compensation and $0.2 million of restructuring charges.

Mr. Off continued "A combination of factors made the first quarter of 2006, which is seasonally our softest, a challenging one for Checkpoint. Overall revenue declined 4.4% on a constant dollar basis as we faced difficult comparables due to the large chain installations within our EAS business last year. We also experienced a negative movement in foreign currency rates that reduced our results by nearly $0.03 on the bottom line when compared to the prior year. Gross profits were impacted by manufacturing inefficiencies and lower sales volumes. Our CheckNet(R) service bureau business continued to perform well, increasing 41% or $5.6 million on a constant dollar basis during the quarter, driven primarily by the success of our integrated security tagging solutions."

Mr. Off concluded "We continue to take actions to right-size our cost structure, and we are beginning to see the benefits of these efforts. At the end of the first quarter of 2006 global headcount was down approximately 16% from the same point last year. During the quarter, headcount was reduced by 447 employees, including 374 that were transferred to SATO with the sale of the BCS business. We expect to record further restructuring charges throughout the year, and we remain committed to achieving our targeted operating margins.

Financial highlights for the first quarter of 2006:

-- Gross profit was $57.3 million, or 40.3% of revenue, compared to $68.1 million, or 43.6% of revenue, in the first quarter of 2005. Gross profit margins in the security segment were primarily impacted by unfavorable manufacturing variances, higher raw material costs, and lower sales volumes in the EAS business.

-- Selling, general, and administrative expenses (SG&A) for the current year period were $52.9 million, compared with $60.8 million a year ago. As a percentage of revenue, SG&A expenses declined to 37.2% in the first quarter of 2006, versus 38.9% in the first quarter of 2005. The decline in selling, general, and administrative expenses for the first quarter 2006 was partially offset by $1.3 million of share-based compensation expense.

-- Research and development expenses for the 2006 first quarter totaled $4.0 million, or 2.8% of revenue, compared with $4.8 million, or 3.1% of revenue, in the first quarter of 2005.

-- Other operating income/expenses for the first quarter of 2006 include a gain of $0.4 million on the sale of the company's access control business in the United States, $0.3 million of income from the rendering of transitional services to SATO, and a foreign exchange loss of $0.3 million.

-- The GAAP reported operating income was $0.1 million in the first quarter of 2006, compared to $2.6 million in the year ago period.

-- The tax rate on continuing operations was 23.6%.

-- In January of 2006, the Company completed the sale of the barcode systems (BCS) businesses to SATO for total consideration of $37 million in cash, plus the assumption by SATO of $5 million in liabilities. The final purchase price is subject to certain post-close adjustments relating to net operating assets. Included in discontinuing operations is a gain on sale of the barcode systems business of $1.3 million or $0.03 earnings per share.

-- Cash flow from operations was negative $31.7 million in the first quarter of 2006, compared to negative $25.7 million in the first quarter of 2005, and reflects seasonal cash flows for the business.

-- At March 26, 2006 cash and cash equivalents were $123.7 million, working capital was $224.3 million and long-term debt was $35.3 million. Capital expenditures in the quarter were $2.2 million.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, added, "Gross margins were negatively impacted during the first quarter due to higher raw material costs and start-up costs associated with the implementation of new manufacturing processes for our RF-EAS and RFID labels. Overall, SG&A expenses decreased significantly as a percentage of overall sales, due primarily to our restructuring efforts in Europe, and we expect margins to improve as we move through 2006. Our balance sheet remains strong, allowing for the financial flexibility needed to pursue our growth initiatives."

Based on current market conditions, Checkpoint Systems reiterated the following guidance for 2006:

-- Revenues, at current exchange rates, down slightly (0% to 3%) versus
   2005 levels

-- Operating margins in the range of  10.5% to 11%

-- Diluted earnings per share of between $1.40 and $1.50.

-- Expensing of stock options and share based compensation will impact earnings by $0.11 to $0.12 per diluted share, which is included in the earnings per share guidance above

-- An annualized tax rate of approximately 25%

-- Free cash flow (cash flow from operations less capital expenditures) of between $60 million and $70 million

This guidance does not include the impact of unusual charges, such as restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, May 2, 2006, at 10:00 A.M. Eastern Time, to discuss its first quarter 2006 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 33 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.


                                 (Tables Follow)

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)

                                                                                               Quarter
                                                                                         (13 weeks) Ended
                                                                                  -------------------------------
                                                                                     March 26,          March 27,
                                                                                         2006               2005
                                                                                  ------------------------------

Net revenues                                                                         $142,219           $156,388
Cost of revenues                                                                       84,963             88,263
----------------------------------------------------------------------------------------------------------------
Gross profit                                                                           57,256             68,125

Selling, general, and administrative
  expenses                                                                             52,871             60,786
Research and development                                                                4,009              4,779
Restructuring Expense                                                                     247                 --
----------------------------------------------------------------------------------------------------------------
Operating income                                                                          129              2,560

Interest income                                                                         1,125                586
Interest expense                                                                          403                973
Other gain (loss), net                                                                    372                178
----------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                                     1,223              2,351
  before income taxes and minority interest

Income taxes                                                                              289                539
Minority interest                                                                          22                 23
----------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                                       912              1,789

Earnings from discontinued
  operations, net of tax                                                                1,573              2,042
----------------------------------------------------------------------------------------------------------------
Net Earnings                                                                           $2,485             $3,831
----------------------------------------------------------------------------------------------------------------

Basic Earnings per Share:
Earnings from continuing operations                                                      $.02               $.05
Earnings from discontinued
  operations, net of tax                                                                 $.04               $.05
----------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                                 $.06               $.10
----------------------------------------------------------------------------------------------------------------

Diluted Earnings per Share:
Earnings from continuing operations                                                      $.02               $.05
Earnings from discontinued
  operations, net of tax                                                                 $.04               $.05
----------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                               $.06               $.10
----------------------------------------------------------------------------------------------------------------

                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                                                        March 26,                    December 25,
                                                            2006                            2005
                                                        ---------                    ------------
                                                       (unaudited)


Cash and Cash Equivalents                               $123,738                        $113,223
Working Capital                                         $224,258                        $209,526
Current Assets                                          $394,460                        $415,967
Total Debt                                              $ 40,099                        $ 37,130
Shareholders' Equity                                    $412,919                        $398,322
Total Assets                                            $716,126                        $736,368

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